Exhibit 99.1

Bulldog Technologies Hires EMS Technologies Executiveas
Chief Operating Officer

James McMillan to Lead Bulldog’s Efforts

Richmond, British Columbia, Canada — August 9, 2004 – Bulldog Technologies Inc. (OTCBB: BLLD) a leading provider of wireless cargo security solutions announced today the addition of James (Jay) McMillan as Chief Operating Officer.

McMillan brings extensive senior management experience along with key industry knowledge to Bulldog Technologies.

“Jay is an integral part of the Bulldog senior team,” remarked John Cockburn, CEO and President of Bulldog Technologies. “He brings a proven sales track record, with tremendous business development skills, and a unique understanding and fresh perspective for the wireless cargo security industry.”

James brings 17 plus years of international business experience specializing in sales, marketing and technical commercialization to Bulldog. Prior to Bulldog, James was Director of Sales and Marketing for the Land Mobile and Maritime Groups within EMS Technologies’ SATCOM Division based in Ottawa. At EMS, McMillan was tasked with business development, establishing strong global distribution relationships, and seeking out new vertical markets and applications for the suite of advanced Mobile Satellite Communications products. McMillan was originally brought to EMS to establish the business unit, building it from ground up. Key markets that were exploited include Land and Maritime Transportation, Public Safety and Military. “These are all key markets for Bulldog Technologies” remarked John Cockburn “We plan to leverage these as well as other security, loss prevention and homeland defense sectors”.

Prior to joining EMS, McMillan was Vice President, Sales and Marketing, at the North American subsidiary of the German company, Stahlgruber, Otto Gruber GmbH & Co. where he spent 11 years. Through his time at Stahlgruber, McMillan gained extensive experience in the transportation market.

While at Stahlgruber, he negotiated long term contracts securing the company’s annual sales volume. He also successfully acquired a competitor and subsequently launched a private branding division.

McMillan, raised in Quebec and fully bilingual in French and English, graduated from the University of Concordia with a Bachelor of Commerce in Marketing. McMillan is an active member of the American Trucking Association (ATA) and the Army Aviation Association of America (AAAA).

Bulldog Technologies Inc. is a provider of wireless security systems for the supply chain industry. Bulldog has developed the Road BOSSTM (Bulldog Online Security System) for mobile cargo transported in trailers, delivery trucks/vans, and ocean containers. Bulldog’s Yard BOSSTM is a proprietary asset protection and security system developed for cargo containers and trailers stored for extended periods in freight yards and facilities.

For further information, visit Bulldog on the Web at www.bulldog-tech.com

Contact:

Aurelius Consulting Group, Maitland, Florida
Investor Contact:
Jeff Wadley, (407) 644-4256
Jeff@aurcg.com
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